Exhibit 10(a)48
2015 EQUITY OWNERSHIP PLAN OF ENTERGY CORPORATION AND SUBSIDIARIES
RESTRICTED STOCK UNITS AGREEMENT (STOCK SETTLED)

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”), by and between Entergy Corporation (“Entergy”) and [NAME] (“Grantee”), is effective on [DATE] (the “Effective Date”), [subject to Grantee remaining a regular full-time employee of an Entergy System Company employer (a “System Company Employer”) through such date] [for new hires: “subject to Grantee becoming a regular full-time employee of an Entergy System Company employer (a “System Company Employer”) on or prior to such date”]. For purposes of this Agreement, Entergy shall include any successor to its business or assets by operation of law or otherwise and any entity that assumes or agrees to perform this Agreement.
1.    Grant of Restricted Stock Units. Entergy hereby grants to Grantee, pursuant to the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Equity Plan”), [NUMBER] Restricted Stock Units (the “Restricted Units”), for the purposes of retaining Grantee’s full-time active services as described herein through the Vesting Date described below, and for Grantee’s agreement to the terms and conditions of the Equity Plan and this Agreement.

2.    Incorporation of Equity Plan. The Equity Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Equity Plan, a copy of which has been provided or otherwise made accessible to Grantee. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Equity Plan.

3.     Vesting of Restricted Units. [Subject to the release requirement described in Section 4 hereof], the Restricted Units (excluding dividend equivalents) shall vest on [the third (3rd) anniversary of the Effective Date] (such date, the “Vesting Date”), provided that Grantee complies with Section 15 of this Agreement and remains continuously and actively employed through the Vesting Date as a regular full-time employee of a System Company Employer and performs Grantee’s job duties in a satisfactory manner through the Vesting Date, as determined solely in the discretion of [APPLICABLE SYSTEM COMPANY OFFICER] (“Vesting Criteria”). For purposes of this Section 3, Grantee shall no longer be considered a regular full-time employee of any System Company Employer on the date Grantee is no longer actively employed on a full-time basis with any System Company Employer for any reason, including without limitation because of Grantee’s resignation, retirement, death, separation from employment due to disability, involuntary termination of employment for any reason or no reason, or any other separation from full-time active employment with Grantee’s System Company Employer, except as otherwise required by law. If Grantee fails to meet the Vesting Criteria, then Grantee shall not vest in the Restricted Units, except as otherwise provided in Section 5 of this Agreement. [Variation from this default vesting schedule and release requirement may be determined by Entergy Corporation’s Chief Executive Officer or the senior-most officer within the Human

Resources Department.]

4.    Scheduled Payment of Restricted Units. If Grantee meets the Vesting Criteria then, [subject to Grantee executing a release agreement in a form satisfactory to Entergy that, subject to applicable legal requirements, releases all claims that may then exist against all System Companies and their affiliates (a “Release”) and submitting the executed original Release to Entergy within the time period and in the manner provided in the Release, and upon the Release becoming irrevocable, then as soon as reasonably practicable after the date on which the Release becomes irrevocable, but in no event later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Restricted Units are no longer subject to a substantial risk of forfeiture,] Entergy shall pay to Grantee, or Grantee’s beneficiary or estate (if Grantee should die after vesting, but prior to the payment date), as the case may be, a number of shares of Common Stock equal to the whole number of Restricted Units that vest on the Vesting Date, subject to withholding for all federal, state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which shall be effected using the “net shares method” described in Section 9. Such payment shall be made in accordance with the short-term deferral exception under Code Section 409A and final regulations issued thereunder, as may be amended after the Effective Date. [For the avoidance of doubt, if Grantee does not timely sign and submit the executed original Release to Entergy, or signs but timely revokes, the Release, then Grantee shall not be paid any Restricted Units pursuant to this Agreement.]

5.     Accelerated Vesting. Notwithstanding the Vesting Criteria to the contrary and subject to the terms of this Agreement, if Grantee incurs a CIC Separation from Service, then the restrictive covenants set forth in Section 15(b), (c) and (d) hereof shall cease to apply and the vesting of Grantee’s then-unvested Restricted Units shall accelerate and Grantee shall fully vest in all Restricted Units upon the later of (a) the date of such CIC Separation from Service or (b) the consummation of the applicable Change in Control. In the event of accelerated vesting as described in this Section 5, but subject to the conditions and limitations described herein, Entergy shall pay Grantee a number of shares of Common Stock equal to the number of Restricted Units that vest in accordance with this Section 5 as of the first regular payroll date for Grantee’s System Company Employer following the later of the applicable Change in Control or Grantee’s CIC Separation from Service; provided that, if Grantee’s CIC Separation from Service occurs prior to the applicable Change in Control, then (i) if the Restricted Units payable pursuant to this Section 5 would constitute “nonqualified deferred compensation” for purposes of Code Section 409A, then there shall not be an acceleration of any payment pursuant to this Section 5 unless the applicable Change in Control constitutes a “change in control event” within the meaning of Code Section 409A and (ii) if the applicable Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A, then the Restricted Units shall vest as above but be paid out at the same time and in the same form as if Grantee had remained employed by a System Company Employer through the Vesting Date, subject to Section 28 of the Equity Plan. Notwithstanding anything herein to the contrary, if, following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control, Grantee incurs a Separation that would be a CIC Separation from Service if it occurred during a Change in Control Period, then the then-unvested Restricted Units shall remain outstanding and unvested until a Change in Control, but if the Potential Change in Control does not result in a Change in Control by the earlier of (A) the date that is ninety (90) days after the date of the Grantee’s Separation or (B) the Vesting Date, the unvested Restricted

Units shall be cancelled and forfeited. Any payment to Grantee pursuant to this Section 5 shall be subject to withholding for all federal, state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which withholding shall be effected using the “net shares method” described in Section 9.
6.    Termination and Forfeiture of Restricted Units. Except as otherwise provided herein, this Agreement (other than the restrictive covenants set forth in Section 15) shall terminate and the then-unvested Restricted Units shall be forfeited on the date on which Grantee's full-time employment with all System Company Employers terminates. Further, except as otherwise provided in Section 5 of this Agreement, if Grantee fails to meet a condition of the Vesting Criteria at any time prior to the Vesting Date, then Grantee shall not vest in any then-unvested Restricted Units and shall forfeit all unvested Restricted Units. [Variation from this default treatment upon termination of employment due to death, Total Disability or Retirement may be determined by Entergy Corporation’s Chief Executive Officer or the senior-most officer within the Human Resources Department.]

7.    Compliance with Code Section 409A Limitations. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed, administered and interpreted to comply with or be exempt from Code Section 409A, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations issued thereunder. Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A. A right of any System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by any System Company to Grantee by any overpayment or indebtedness of Grantee shall be subject to limitations imposed by Code Section 409A. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable no later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Restricted Units are no longer subject to a substantial risk of forfeiture), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).
8.    Restricted Units Nontransferable. Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution or otherwise as the Equity Plan may allow.
9.    Withholding Taxes. Grantee’s System Company Employer shall have the right to require Grantee to remit to it, or to withhold from other amounts payable to Grantee, an amount sufficient to satisfy all federal, state and local tax withholding requirements. Entergy will use the “net shares method” to satisfy any tax withholding obligation, which means Entergy will reduce the number of shares of Common Stock in respect of any vested Restricted Units otherwise payable to Grantee under the terms and conditions of the Agreement by the number of vested shares of Common Stock necessary to cover such obligation. Depending upon the state or states in which Grantee resides or has resided, or performs or has performed services, in the current, prior and future tax years, Grantee may be subject to income tax in one or more states or jurisdictions. Grantee should consult Grantee’s personal tax advisor to determine the states or jurisdictions in which Grantee owes income tax and/or is required to file an individual income tax return, based on Grantee’s particular circumstances. In no event shall Entergy or any other System Company have any liability to Grantee for Grantee’s individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to Grantee’s income, including, without limitation, in the event that Grantee is subject to penalty tax pursuant to Section 409A of the Code.
10.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
11.    Amendments. The Equity Plan may be amended, modified or terminated only in accordance with its terms. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
12.    Rights as a Shareholder. Neither Grantee nor any of Grantee's successors in interest shall have any rights as a shareholder of Entergy with respect to any Restricted Units, including without limitation the right to any dividends or dividend equivalents.
13.    Agreement Not a Contract of Employment. Grantee’s employment with Grantee’s System Company Employer shall remain at-will. Neither the Equity Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Equity Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Grantee has a right to continue as an employee of any System Company Employer for any period of time or at any specific rate of compensation.
14.     Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to Grantee, to Grantee’s last known address as shown in the personnel records of Grantee’s System Company Employer, and if to Entergy or Grantee’s System Company Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
If to Entergy or Grantee’s System Company Employer:
Entergy Services, Inc.
Attention: General Counsel
639 Loyola Avenue, 26th Floor

New Orleans, LA 70113-3125

15.     Restrictive Covenants. In consideration of the grant to Grantee of the Restricted Units set forth herein, Grantee hereby agrees to the following restrictive covenants:
(a)     Confidentiality. Grantee acknowledges that Grantee’s position is one that places Grantee in a unique position of confidence and trust with respect to the System Companies and provides Grantee with access to non-public confidential information of the System Companies. Grantee acknowledges that Entergy and the System Companies have expended and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology, to build good employee, customer, regulatory and supplier relationships and goodwill, and to build an effective organization. Grantee acknowledges that Entergy has a legitimate business interest and right in protecting the System Companies’ Confidential Information and that the System Companies would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of the System Companies’ business and regulatory strategies or its employee, regulatory, supplier and customer relationships and goodwill. Grantee therefore agrees that, from the date of Grantee’s execution of this Agreement and during Grantee’s employment or other service with any System Company and at all times thereafter, Grantee shall hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized by a System Company, as required by law, in the proper performance of Grantee’s duties and responsibilities, or as otherwise provided in this Section 15, Grantee shall not disclose, directly or indirectly, to any person or entity or use for any purpose other than the furtherance of Grantee’s duties, responsibilities and obligations to Entergy and any other System Company, any Confidential Information without the prior written consent of the Chief Executive Officer of Entergy. For purposes of this Agreement, “Confidential Information” means any and all information and knowledge regarding (i) the System Companies’ utility business, including the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and its natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants) and the provision of operations and management services (including decommissioning services) with respect to power plants and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, and (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of the System Companies with whom Grantee becomes acquainted during Grantee’s relationship with Entergy or any System Company), books and records of the System Companies, corporate and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to Grantee prior to or during Grantee’s employment with a System Company or otherwise in connection with Grantee’s relationship with any System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company.

Notwithstanding the foregoing, Grantee may disclose Confidential Information to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of Grantee or Grantee’s agents in violation of this Agreement. Grantee shall deliver to Entergy prior to Grantee’s termination of employment with all System Company Employers, or at any other time requested by any System Company, (A) all electronic devices provided to Grantee by any System Company and (B) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any System Company which Grantee may then possess or have under Grantee’s control. Upon Grantee’s termination of employment with all Employers, Grantee may not retain or use any such item described in the preceding sentence for any purpose, unless otherwise agreed in writing. Grantee agrees that Grantee’s obligation not to disclose materials of the type within the definition of Confidential Information, and Grantee’s obligation to return, and, upon Grantee’s termination of employment with all System Companies, not to retain or use, materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to any System Company or to Grantee during Grantee’s employment with any System Company.
(b)    Non-Competition. Without prior written approval of Grantee’s last System Company Employer, Grantee agrees that (i) at all times during the period of Grantee’s employment or service with any System Company Employer and (ii) if Grantee is a System Management Leval (“ML”) 1-4 Participant immediately prior to Grantee’s Separation Date, for a period of 12 months following Grantee’s Separation Date (clauses (i) and (ii) collectively, the “Restricted Period,”) Grantee shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that Grantee is or becomes engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with any aspect of the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, or provides any product or service that competes with any products, services or offerings of any System Company or any product, service or offering that any System Company was actively developing during Grantee’s relationship with any System Company. If Grantee is or becomes an ML 1-4 Participant, as a result of Grantee’s high level position in the System Company Employer’s management, Grantee has or will have broad and substantial knowledge of the Business, and Grantee therefore agrees that this restriction in its entirety is reasonable in scope and necessary to protect the System Companies’ Confidential Information and legitimate, economic interests and is not limited by the preceding sentence. Notwithstanding the foregoing, Grantee may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 15(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company is engaging in the Business, or otherwise distributes, licenses or sells its products or services, including Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in Business at any time during the Restricted Period and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.
(c)    Non-Solicitation. Grantee agrees that, during the period of Grantee’s employment or service with any System Company and for a period of 24 months following the termination of such employment or service for any reason, Grantee shall not: (i) directly or indirectly advise, solicit, induce, encourage or assist in the hiring process, or advise, cause, encourage or assist others to solicit, induce or hire, any employee of any System Company in the Restricted Territory or any individual who was an employee of any System Company in the Restricted Territory at any time during the six-month period immediately prior to such action or (ii) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any System Company to cease providing services to any System Company within the Restricted Territory or in any way to modify such employee’s or consultant’s relationship with any System Company or (iii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company in furtherance of any Competitive Activity or encourage, advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. The foregoing non-solicitation (but not other limitations in this Section) shall not be violated by general advertising not targeted at the foregoing persons or entities and shall not apply to solicitation of individuals involuntarily terminated from System Company employment.
(d)    Non-Disparagement. Grantee agrees that, to the fullest extent permitted by applicable law, Grantee will not at any time (whether during or after Grantee’s employment or service with any System Company), other than in the proper performance of Grantee’s duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.
(e)    Exclusions. Notwithstanding anything else in this Section 15 or in this Agreement to the contrary, the restrictive covenants in this Section 15 are not intended to restrict Grantee from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory

Commission (“NRC”) or any other federal or state regulatory agency. Further, Grantee may make disclosure (i) to exercise Grantee’s rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a) or any similar federal or state law; (ii) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (iii) when participating in “protected activities”, as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7; (iv) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (v) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order Grantee to divulge, disclose or make accessible such information. Grantee shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit Grantee’s ability to communicate, without notice to any System Company, with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency.
(f)    Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that Grantee is subject to an employment agreement or any other agreement which contains restrictive covenants that are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall supplement the restrictive covenants herein.
(g)    Enforcement. Grantee hereby agrees that the covenants set forth in Sections 15(a), (b), (c) and (d) are reasonable with respect to their scope, duration, and geographical area. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 15(a), (b), (c) or (d) is invalid or unenforceable, Grantee and Entergy hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment on enforceability may be appealed. Grantee’s agreement to the restrictions provided for in this Agreement and Entergy’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction applicable to Grantee as provided for in this Section 15 is challenged and found unenforceable by a court of law, then Entergy shall have the right to terminate this Agreement and recover from Grantee all shares of Common Stock paid to Grantee pursuant to this Agreement and, if Grantee has sold, transferred, or otherwise disposed of any shares of Common Stock received in respect of the Restricted Units, an amount equal to the aggregate Fair Market Value of such shares of Common Stock on the date on which such Common Stock was paid to Grantee pursuant to this Agreement. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee’s promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of Entergy’s termination of this Agreement, Grantee shall immediately forfeit all unvested Restricted Units and all vested and unpaid Restricted Units. Grantee further hereby agrees that, in the event of a breach by Grantee of any of the provisions of Sections 15(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, Entergy or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity, including, but not limited to, attorneys’ fees and costs. Grantee hereby agrees and acknowledges that the restrictions contained in Sections 15(a), (b), (c) and (d) do not preclude Grantee from earning a livelihood, nor do they unreasonably impose limitations on Grantee’s ability to earn a living. Grantee acknowledges that Grantee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Grantee by this Agreement, and Grantee is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any System Company now existing or to be developed in the future.
(h)    Forfeiture/Rescission Upon Breach of Section 15. In addition to the remedies of Entergy and the System Companies set forth in Section 15(g) herein, in the event of a breach by Grantee of any of the provisions of Sections 15(a), (b), (c) or (d), Grantee shall immediately forfeit all unvested Restricted Units and all vested and unpaid Restricted Units and shall repay to Entergy all shares of Common Stock paid to Grantee pursuant to this Agreement and, if Grantee has sold, transferred, or otherwise disposed of any shares of Common Stock received in respect of the Restricted Units, Grantee shall pay to Entergy an amount equal to the aggregate Fair Market Value of such shares of Common Stock on the date on which such shares of Common Stock were paid to Grantee pursuant to this Agreement.
(i)    For purposes of this Section 15, “System Company” shall include Entergy and all other System Companies, as well as the subsidiaries and affiliates of each (collectively, the “Company Affiliates”). Grantee and Entergy agree that each of the Company Affiliates is an intended third-party beneficiary of this Section 15, and further agree that each of the Company Affiliates is entitled to enforce the provisions of this Section 15 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms and conditions of the restrictive covenants set forth in this Section 15 shall survive the termination of this Agreement and shall remain in full force according to their respective terms and conditions.
16.     Validity. Except as specifically provided in Section 15(g), the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
17.     Payment in Error. To the maximum extent permitted by applicable law, in the event that a payment is made to Grantee or Grantee’s successor (whether in cash, stock or other property) in error that exceeds the amount to which Grantee and Grantee’s successor is entitled pursuant to the terms and conditions of this Agreement or the Equity Plan (such excess amount, an “Excess Payment”), Grantee or Grantee’s successor will repay to Entergy, and Entergy shall have the right to recoup from Grantee or Grantee’s successor such Excess Payment by notifying Grantee or Grantee’s successor in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to Entergy by Grantee or Grantee’s successor in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to Grantee or Grantee’s successor by Entergy or any other System Company by the amount of the Excess Payment.
18.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective as of the Effective Date.

ENTERGY CORPORATION

________________________
By:    Andrea Coughlin Rowley

Senior Vice President, HR

Date: ____________________

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Equity Plan herein incorporated by reference. The undersigned Grantee further acknowledges that the 2015 Equity Plan and 2015 Equity Plan Prospectus are available to Grantee on Entergy’s internal Web page.

[NAME], Grantee

Date: _________________________________